Exhibit 3.14

AMENDED AND RESTATED OPERATING AGREEMENT

OF

DENTON TELECOM INVESTORS I, LLC

DATED AS OF OCTOBER     , 2003

i

AMENDED AND RESTATED OPERATING AGREEMENT

THIS AMENDED AND RESTATED OPERATING AGREEMENT of DENTON TELECOM INVESTORS I, LLC, a Delaware limited liability company, made as of this              day of October, 2003, by Grande Communications, Inc. (“Grande”), a Delaware corporation, as sole member, recites and provides as follows:

ARTICLE 1

DEFINITIONS

Section 1.1. Defined Terms. In this Agreement, except where the context otherwise requires:

“Act” shall mean the Delaware Limited Liability Company Act, as amended.

“Affiliate” shall mean with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such other Person.

“Agreement” shall mean this Operating Agreement, as it may be amended from time to time.

“Company” shall mean Denton Telecom Investors I, LLC.

“Control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Member” shall initially mean Grande in its capacity as Member, as defined pursuant to section 18-101(11) of the Act.

“Person” means and includes an individual, proprietorship, trust, estate, partnership, joint venture, association, company, corporation, limited liability company, or other entity.

ARTICLE 2

FORMATION OF COMPANY

Section 2.1. Formation. The Member hereby acknowledges the formation of the Company as a limited liability company pursuant to the Act by virtue of the Certificate of Formation dated September 10, 2002 and filed with the Secretary of State of the State of Delaware on that same date. The rights and liabilities of the Member shall be as provided in the Act and as otherwise provided herein.

Section 2.2. Name, Office, and Resident Agent. The name of the Company shall be Denton Telecom Investors I, LLC. The principal place of business of the Company shall be located at 2201 Cooperative Way, Herndon, VA 20171. The resident agent of the Company for purposes of the Act is The Corporation Trust Company, which is a Delaware corporation, whose address is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The registered agent’s sole duty as such is to forward to the Company at its principal place of business any notice that is served on it as registered agent.

Section 2.3. Governing Law. This Agreement and all questions with respect to the rights and obligations of the Member, the construction, enforcement, and interpretation hereof, and the formation, administration, and termination of the Company shall be governed by the provisions of the Act, and other applicable laws of the State of Delaware.

Section 2.4. Purpose. The purpose of the Company is to engage in any lawful business permitted by the State of Delaware and to engage in any and all activities necessary, convenient, desirable or incident to the foregoing, including, without limitation, to guarantee the obligations of, or otherwise pledge, encumber, deposit, mortgage, or create a security interest in or lien on any or all assets of the Company for the benefit of, the Member or a subsidiary, parent or ultimate parent of the Member and to become liable for all or part of the debt of any one or more of such entities by becoming a borrower under a pre-existing facility under which some or all available funds have been previously drawn by such entity.

Section 2.5. Term. (a) The period of duration of the Company is perpetual, except that the Company shall be dissolved upon the first to occur of any of the following events:

(i) The determination in writing of the Member to dissolve and terminate the Company;

(ii) The entry of a decree of judicial dissolution under Section 18-802 of the Act; or

(iii) As required under Section 18-104 or Section 18-1108 of the Act.

(b) Upon the dissolution of the Company for any reason, the Member (or, in the event of a decree of judicial dissolution, the former Member) shall appoint by vote a liquidating agent for the Company (the “Liquidating Agent”), who shall proceed promptly to wind up the affairs of and liquidate the Company. The Liquidating Agent shall have reasonable discretion to determine the time, manner, and terms of any sale or sales of Company’s property pursuant to such liquidation. The Member may appoint itself as the Liquidating Agent.

ARTICLE 3

CAPITAL CONTRIBUTIONS

Section 3.1. Capital Requirements of the Company. The Member’s initial capital contribution is $100.00, which initially shall be held for the Company’s account by the Member. The Member may make additional capital contributions at any time.

Section 3.2. Withdrawal of Capital. The Member shall be entitled to withdraw at any time any part of its capital contribution from the Company or to receive any other distribution from the Company.

ARTICLE 4

RIGHTS OF MEMBER

Section 4.1. Member. The initial Member of the Company shall be Grande.

Section 4.2. Other Activities. The Member may engage in or possess any interest in another business or venture of any nature and description, independently or with others, even if such activities compete directly with the business of the Company.

ARTICLE 5

MANAGEMENT

Section 5.1. Management of the Company. Except as otherwise provided herein or required by law, all decisions with respect to the management of the business of the Company shall be reserved to and made by the Member, which also shall hold the title of Managing Member and which may (but is not required to) use such title for purposes of exercising the powers of the Company or representing the Company to third parties. The Member may appoint officers and other employees of the Company, who shall have such duties and responsibilities as established by the Member and who shall serve at its pleasure.

Section 5.2. Managing Member and Officer Indemnity. The Company will indemnify and hold harmless the Managing Member and any officers appointed pursuant to Section 5.1 of this Agreement from and against any and all claims and demands relating to the management of the Company to the maximum extent permissible under the Act.

Section 5.3. Third Party Reliance. Third parties dealing with the Company shall be entitled to rely conclusively and exclusively upon the authority of the Member.

Section 5.4. Transactions with Member and Affiliates. The Company may appoint, employ, contract, or otherwise deal with any Person, including the Member, Affiliates of the Member, and with individuals with whom the Member is related for transacting the Company’s business.

Section 5.5. Limitation of Liability of the Member. The liability of the Member is limited to the maximum extent permissible under Section 18-108 of the Act, and there shall be no liability to third parties on the part of the Member with respect to actions of the Company.

ARTICLE 6

ACCOUNTING AND FISCAL MATTERS

Section 6.1. Fiscal Year. The Company hereby adopts the fiscal year of the Member as its fiscal year.

Section 6.2. Books of Account. The Company shall keep full and accurate books of account.

ARTICLE 7

DISTRIBUTIONS

Section 7.1. Treatment For Income Tax Purposes. The Company shall be treated as an extension of the Member, rather than as a separate entity, for federal and state income tax purposes.

Section 7.2. Distributions. Ordinary distributions to the Member shall be made at such times and in such amounts as the Member shall decide and may take the form of money or property.

Section 7.3. Distributions Upon Liquidation. Upon liquidation of the Company, after payment of, or adequate provision for, debts and obligations of the Company (including any Member loans) to the extent required by law or elected by the Company, any remaining assets of the Company shall be distributed to the Member.

ARTICLE 8

TRANSFERS

Section 8.1. Transfers/Encumbrances. The Member may transfer, assign, mortgage, or otherwise encumber all or any part of his interest in the Company (or may take or omit to take any action, filing, election, or other action that could result in a deemed transfer, assignment, mortgage, or encumbrance). If the Member transfers or assigns all or any part of his interest in the Company to a Person, that Person shall become a Member in the Company. In the event that a transfer or assignment results in more than one Member of the Company, this Agreement will be revised as appropriate to accommodate this change.

ARTICLE 9

MISCELLANEOUS

Section 9.1. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

Section 9.2. Rights. This Agreement confers no rights of any kind on any third party.

Section 9.3. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the Agreement.

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IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first written above.

Grande Communications, Inc. Sole Member

By:	/s/ William E. Morrow

Name:	William E. Morrow

Title:	CEO